Summary of Guaranty Contract of Maximum Amount (the “Contract”) Entered into by and between BAK International Limited and Longgang Branch, Shenzhen Development Bank (the “Creditor”) on December 3rd, 2008

Main contents:
➢          Guaranty Contract number: Shenfa Longgang Ebaozi 20081203001-1;
➢  Bak International Limited undertakes to assume joint and several liabilities for Shenzhen BAK Battery Co., Ltd (the “Obligor”)’s indebtedness towards Shenzhen Development Bank under the Comprehensive Credit Facility Agreement of Maximum Amount (reference no.: Shenfa Longgang Zongzi 20081203001) from December 8th, 2008 to December 8th, 2009, and the maximum amount secured is RMB150 million.
➢  Guaranty Responsibility: The guaranty under this Contract shall be guaranty with joint and several liabilities. The guarantor is obligated to pay off the debt in the event the obligor is unable to pay off the debt (including the creditor declares the debt becomes mature in advance to its original expiry date due to default of the obligor or the guarantor).
➢  Scope of Guaranty: The guaranty shall cover all of the loan principal, interest, penalty interest, breach of contract compensation, damages, undertaking fee and all the expenses such as litigation cost, lawyer’s fee, notification cost and public notice cost etc. which is incurred to the Creditor in realizing its creditor’s right.
➢  Guaranty period: The guaranty period is from the effective date of this Contract to two years after the expiry of the term of the Credit Facility Agreement and relevant agreement entered into under the Credit Facility Agreement.

Headlines of the articles omitted:
➢  Termination and explanation
➢  Payment on demand
➢  Declaration and guaranty
➢  Independent guaranty
➢  Fulfillment of the responsibility and giving up of the right
➢  Amendment of Contract
➢  Effectiveness and Disputation settlement
➢  Contract period
➢  Supplement articles